Exhibit 99.1
Commercial Metals Company Increases Cash Dividend 66%
     Irving, TX — January 26, 2006 — Commercial Metals Company (NYSE:CMC) today announced its intent to institute a quarterly cash dividend of 10 cents per share effective with its next cash dividend anticipated to be paid in April, 2006. The new cash dividend rate represents a 66% increase from the former rate of 6 cents per share. In making the announcement CMC Chairman, President and Chief Executive Officer Stanley A. Rabin said, “This action reflects CMC’s confidence in our near-term as well as long-term business prospects. We are focused on increasing stockholder value. Rewarding and sustainable increases in our cash dividend rate, as evidenced by this significant increase, are an important element of that continuing effort.”
     It is anticipated that the CMC Board of Directors will declare the April dividend during the month of March, 2006. CMC has paid 165 consecutive quarterly cash dividends.
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
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Contact:	Debbie Okle
Director, Public Relations
214.689.4354